Exhibit 99.1

For more information contact:
Roger E. Gower, President/C.E.O.
(651) 697-4000
Michelle Sprunck, Investor Relations
(651) 697-4026

MCT REPORTS QUARTERLY OPERATING RESULTS

St. Paul, Minnesota. (July 27, 2005) — Micro Component Technology, Inc. (OTC Bulletin Board: MCTI) today reported results for its second quarter ended June 25, 2005.  Net sales for the quarter were $1.3 million, a decrease of 68.7% from the quarter ended June 26, 2004 and 32.6% below net sales of the prior quarter.  Net loss for the quarter ended June 25, 2005 was $1.6 million or $0.06 per share, versus net income of $9,000, or $0.00 per share in the prior year period.

MCT’s President, Chairman and Chief Executive Officer, Roger E. Gower, commented,  “The renewed downturn in our portion of the semiconductor capital equipment market was particularly evident in Q2 of 2005 and in our opinion appears to be at or near the bottom. Bookings data in the test and assembly markets over the past several months, as reported by SEMI (Semiconductor Equipment and Materials International), an independent industry source, reveals an improving market trend. In addition, to maintain our financial capability to participate in the improving trends, we completed in April of 2005 an additional financing package for $2.5 million with Laurus Master Funds, Ltd. to maintain our liquidity in these difficult markets.  Further, we eliminated additional internal positions during the quarter, which results in close to $0.5 million in annual savings. Additionally, our operational spending for the three and six-month periods ended June 25, 2005, is down approximately 18.6% and 14.7%, respectively, from the comparable prior year periods.  We will continue to closely examine further cost reductions within our organization to reduce our expenses and current cash burn rates,” concluded Gower.

MCT is a leading manufacturer of test handling and automation solutions satisfying the complete range of handling requirements of the global semiconductor industry.  MCT has recently introduced several new products under its Smart Solutions™ line of automation products, including Tapestry®, SmartMark™, SmartSort™, and SmartTrakTM, which are designed to automate the back-end of the semiconductor manufacturing process.  MCT believes it has the largest installed IC test handler base of any manufacturer, with over 11,000 units worldwide.  MCT is headquartered in St. Paul, Minnesota, with its core manufacturing operation in Penang, Malaysia.  MCT is traded on the OTC Bulletin Board under the symbol MCTI.

For more information on the Company, visit its web site at http://www.mct.com

Except for the historical information contained herein, the matters discussed in this news release are forward looking statements that involve risks and uncertainties, including the timely development and acceptance of new products, the impact of competitive products and pricing, the impact on cash and results of operations from a flattening or renewed downturn in the semiconductor capital equipment market, the need for additional financing, and the other factors detailed from time to time in the Company’s SEC reports, including but not limited to the discussion in the Risk Factors and Management’s Discussion  &  Analysis included in Form 10-K for the year ended December 31, 2004 and Form 10-Q for the quarter ended March 26, 2005.

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except per share data)

	Three months ended		Six months ended
	June 25,	June 26,	June 25,	June 26,
	2005	2004	2005	2004

Net sales	$1,322	$4,223	$3,282	$8,491
Cost of sales	869	2,015	1,926	3,990
Gross profit	453	2,208	1,356	4,501
Gross margin	34.3%	52.3%	41.3%	53.0%

Selling, general and administrative	1,145	1,337	2,276	2,610
Research and development cost	491	673	1,079	1,322
Restructuring charge	66	—	66	—
Total operating expenses	1,702	2,010	3,421	3,932

Operating income (loss)	(1,249)	198	(2,065)	569
Interest and other	(307)	(189)	(544)	(384)

Net income (loss)	$(1,556)	$9	$(2,609)	$185

Net income (loss) per share:
Basic	$(0.06)	$0.00	$(0.10)	$0.01
Diluted	$(0.06)	$0.00	$(0.10)	$0.01

Weighted average shares outstanding:
Basic	25,567	25,120	25,567	24,737
Diluted	25,567	28,585	25,567	28,299

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands)

	June 25,	Dec. 31,
	2005	2004

Assets
Current assets
Cash and cash equivalents	$1,316	$166
Accounts receivable, net	1,152	2,035
Inventories, net	2,846	3,057
Other current assets	202	189
Total current assets	5,516	5,447

Property, plant and equipment, net	202	270

Debt issuance costs and other, net	403	405

Total assets	$6,121	$6,122

Liabilities and Stockholders’ Deficit
Current liabilities
Line of credit	$1,999	$1,583
Accounts payable	280	967
Accrued Liabilities	1,099	1,093
Current portion of long-term debt	914	67
Total current liabilities	$4,292	$3,710

Long-term portion of lease payable	314	—
Long-term convertible note	2,672	1,458
10% senior subordinated convertible debt	3,630	3,630

Total stockholders’ deficit	(4,787)	(2,676)

Total liabilities and stockholders’ deficit	$6,121	$6,122